Exhibit 99.1

news release

TENNECO ANNOUNCES EXECUTIVE CHANGE

Lake Forest, IL, October 23, 2014 – Tenneco Inc. (NYSE: TEN) announced today that the company has made a change in its executive team. Josep Fornos, executive vice president, Ride Performance, has assumed the position of executive vice president, Clean Air. He replaces Neal Yanos who is leaving Tenneco.

The change is effective immediately. A replacement to lead the Ride Performance division has not yet been named. In the interim, the Ride Performance businesses will report directly to Hari Nair, Tenneco’s chief operating officer.

In his new role, Fornos will lead Tenneco’s Clean Air business as it continues to build on its success in the light vehicle and commercial truck and off-highway markets while also focusing on a broad range of large engine regulatory-driven opportunities.

In early 2013, Tenneco organized its businesses along product lines to support the company’s plans for revenue and earnings growth and its longer-term strategic vision. Since then, the changes are driving greater integration across regions, and progress on specific strategies designed to create growth and profit improvement opportunities unique to the Clean Air and Ride Performance businesses.

Tenneco is an $8 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 26,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive, commercial truck and off-highway original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomer.

This press release contains forward-looking statements regarding the company’s plans and strategies to build its businesses and grow revenues and profits. Because these forward-looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Among the factors that could cause plans, actions and results to differ materially from current expectations are general economic, business and market conditions, claims and proceedings, sourcing, capital availability and cost, customer and consumer demand and the other risks and uncertainties detailed in the company’s SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2013 and report on Form 10-Q for the quarter ended June 30, 2014. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contacts:

Linae Golla

Investor inquiries

847 482-5162

lgolla@tenneco.com

Bill Dawson

Media inquiries

847 482-5807

bdawson@tenneco.com